Exhibit 99.1

News Release

For Immediate Release	For Further Information, Contact:
November 7, 2011	George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES CAMPUS AT MARLBOROUGH

(BOSTON) – The Boston office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired the Campus at Marlborough, a complex consisting of three interconnected office buildings, an amenity building and an undeveloped land tract that has been approved for 650,000 square feet of development in Marlborough, Massachusetts.  The seller was Bel Marlborough I LLC and Bel Marlborough II LLC.  Hines will assume property management responsibilities on behalf of Hines Global REIT.

Completed in 1999, the two, three, four and six-story buildings contain a total of 532,246 square feet.  The complex includes a full-service cafeteria, fitness center and conference center, which includes a 300-seat auditorium.  The property is 100 percent leased on a long-term basis to Hologic, Hewlett-Packard, Wellington Management and several other tenants.

“This is the dominant Class A property in the I-495 submarket due to its unique setting, unparalleled building design, infrastructure and amenity base,” said Hines Senior Vice President David Perry.  “With the additional land, we have the opportunity to expand the campus to include new buildings to accommodate our existing tenants’ growth needs as well as other companies seeking premium quality office space.”

 “The Campus at Marlborough is an excellent asset and our second investment in Boston, a market that Hines Global REIT has targeted for investment because of its diverse economy and high-quality, educated workforce," said Charles Hazen, president and CEO of Hines Global REIT.

 Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $825 million, which it invests in commercial real estate properties located in the United States and internationally.  The Campus at Marlborough represents the 10th acquisition for Hines Global REIT.  Recently, Hines Global REIT acquired another office property in Massachusetts, 250 Royall in Canton.  For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for more than 50 years.  With offices in 108 cities in 18 countries, and controlled assets valued at approximately $23.7 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.